SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549




                           FORM 8-K



                        CURRENT REPORT



              Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)      February 28, 1995


                  Northern States Power Company
    (Exact name of registrant as specified in its charter)


                               Minnesota
        (State or other jurisdiction of incorporation)


         1-3034                                                41-0448030
(Commission File Number)                  (IRS Employer Identification No.)


414 Nicollet Mall, Mpls, MN                                    55401
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code         612-330-5500



(Former name of former address, if changed since last report)



Item 5.   Other Events


On February 28, 1995 San Joaquin Valley Energy Partners (SJVEP) reached basic agreements with Pacific Gas & Electric Company (PG&E) regarding the acquisition of existing Standard Offer 4 (SO4) contracts by PG&E from SJVEP. The SO4 contracts would have provided PG&E with power generated by SJVEP. The parties entered into a bridging agreement to cover the period until all approvals are received for the transaction. The bridging agreement required SJVEP to cease power deliveries to PG&E as of 2400 hours, February 28, 1995. The negotiated agreements will result in cost savings for PG&E customers as well as economic benefits for SJVEP.

NRG Energy, Inc., a wholly owned subsidiary of Northern States Power Company
(NSP), has a 45 percent interest in SJVEP, through wholly owned subsidiaries. SJVEP owns and operates four independent power production biomass facilities with a total capacity of 55 megawatts in the San Joaquin Valley of California which include the following plants: Madera, Chowchilla I, Chowchilla II and El Nido. Each of the facilities had 30-year SO4 contracts that were effective on various dates between 1988 and 1990. The 10-year fixed price period of the contracts would have expired between 1998 and 2000.

The final impact of this transaction on the financial results of NSP will not be known until the agreements have been approved and all costs associated with the idling of the facilities are known. It is expected that a one-time gain from the transaction will be recorded in the first half of 1995.

SJVEP will continue to own and maintain the facilities and will explore all available options.

                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Northern States Power Company
                                       (a Minnesota Corporation)


                                       By (Roger D. Sandeen)
                                          Roger D. Sandeen
                                          Vice President, Controller & Chief
                                            Information Officer

Dated: March 2, 1995